Exhibit 10.2
SUNLIGHT FINANCIAL HOLDINGS INC.
STAND-ALONE LONG-TERM CASH AWARD

Subject to the terms and conditions of this Stand-Alone Long-Term Cash Award (this “Award”), the below individual (the “Executive”) is hereby granted the below cash award (the “Cash Award”) by Sunlight Financial Holdings, Inc., a Delaware corporation (the “Company”). Unless otherwise specifically indicated, all terms used in this Award have the meanings set forth in the applicable employment agreement currently in place between the Company and the Executive.

Identifying Information:

Executive Name	Date of Grant:	[__], 2022
and Address:	Vesting Commencement Date:	[__], 2022
	Cash Award Value:	$[INSERT VALUE]

Vesting Schedule:
Subject to the Executive’s continuous service with the Company whether as an employee or consultant (“Continuous Service”) through each such vesting date and the terms of this Award, the Cash Award will vest over a four (4)-year period in accordance with the following vesting schedule (the “Vesting Schedule”):

Vesting Date	Nonforfeitable Percentage
1st anniversary of the Vesting Commencement Date	25% will vest, combined total of 25% vested
2nd anniversary of the Vesting Commencement Date	25% will vest, combined total of 50% vested
3rd anniversary of the Vesting Commencement Date	25% will vest, combined total of 75% vested
4th anniversary of the Vesting Commencement Date	25% will vest, combined total of 100% vested

Risk of Forfeiture:
The Executive must remain continuously employed by the Company through the applicable vesting date to receive payment of the portion of the Cash Award to be paid on such vesting date. Notwithstanding the forgoing, if the Executive’s Continuous Service is terminated by the Company without Cause or by the Executive for Good Reason, in each case, within twelve (12) months prior to or twenty-four (24) months following a Change in Control, the remaining unvested portion of the Cash Award shall immediately become fully vested. For the avoidance of doubt, in the event of a termination of the Participant’s Continuous Service by the Company without Cause or by the Participant for Good Reason within twelve (12) months prior to a Change in Control, the vesting date for any remaining unvested portion of the Cash Award hereunder shall be the date of such Change in Control. “Good Reason” means, with respect to the termination of the Participant as an employee or consultant for “Good Reason,” as such term (or word of like import) is expressly defined in a then-effective written employment, consulting or other similar agreement between the Executive and the Company.

Tax Consequences:
It is anticipated that the Executive shall have no adverse tax consequences until the Cash Award vests and is paid out in accordance with the above, and at that time the Executive shall have ordinary taxable income. The Executive is responsible for all adverse tax consequences as a result of his or her receipt of the Cash Award. The Cash Award is intended to comply with the short-term deferral rules of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

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Exhibit 10.2
Miscellaneous Provisions:
The Executive may not assign any of his or her rights under this Award without the prior written consent of the Company, which consent may be withheld in its sole discretion. The Company is permitted to assign its rights or obligations under this Award. Any determination by the Company in connection with any question or issue arising under this Award shall be final, conclusive and binding on the Executive and all other persons. This Award constitutes the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company with respect to the subject matter hereof. This Award is governed by the laws of the State of Delaware applicable to contracts executed in and to be performed in the State of Delaware.

SUNLIGHT FINANCIAL HOLDINGS INC.    EXECUTIVE

By:                                 Signature:

Its:                                 Dated:

Dated:

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